Exhibit 99.2

Legal Proceedings

The Company experiences litigation in the normal course of business. Management is of the belief that none of this routine litigation will have a material adverse effect on the Company’s financial position or results of operations.

Federal Energy Regulatory Commission (“FERC”) Matters

On November 19, 2021, Scrubgrass received a notice of breach from PJM Interconnection, LLC alleging that Scrubgrass breached Interconnection Service Agreement – No. 1795 (the “ISA”) by failing to provide advance notice to PJM Interconnection, LLC and Mid-Atlantic Interstate Transmission, LLC pursuant to ISA, Appendix 2, section 3, of modifications made to the Scrubgrass Plant. On December 16, 2021, Scrubgrass responded to the notice of breach and respectfully disagreed that the ISA had been breached. On January 7, 2022, Scrubgrass participated in an information gathering meeting with representatives from PJM regarding the notice of breach and continued to work with PJM regarding the dispute, including conducting a necessary study agreement with respect to the Scrubgrass Plant. On January 20, 2022, the Company sent PJM a letter regarding the installation of a resistive computational load bank at the Panther Creek Plant. On March 1, 2022, the Company executed a necessary study agreement with respect to the Panther Creek Plant.

PJM’s investigation and discussions with the Company regarding the notice of breach at the Scrubgrass Plant and the Panther Creek Plant are ongoing, including with respect to interim procedures, until the Company receives revised Interconnect Service Agreements for the Scrubgrass Plant and the Panther Creek Plant. Stronghold does not expect to make any material payments related to any resettlements of prior billing statements. The Company continues to expect to source electricity for its computational load banks from the Scrubgrass and Panther Creek plants; however, Stronghold expects that, until the revised Interconnect Service Agreements are finalized and potentially thereafter, the Company will pay retail rates for electricity that is imported from the grid should it be unable to fully supply power to the computational load banks. The Company is currently exploring opportunities to enter into competitive power supply agreements, which may offer attractive rates for electricity that is purchased to serve the computational load banks, and to participate in the demand response market, which the Company believes may represent a new revenue opportunity.

On May 11, 2022, the Division of Investigations of the FERC Office of Enforcement (“OE”) informed the Company that the OE was conducting a non-public preliminary investigation concerning Scrubgrass’ compliance with various aspects of the PJM tariff. The OE requested that the Company provide certain information and documents concerning Scrubgrass’ operations by June 10, 2022. On July 13, 2022, after being granted an extension to respond by the OE, the Company submitted a formal response to the OE’s request. Since the Company submitted its formal response to the OE’s request, the Company has had further discussions with the OE regarding the Company’s formal response. The OE’s investigation, and discussions between the OE and the Company, regarding potential instances of non-compliance is continuing. The Company does not believe that the PJM notice of breach, the Panther Creek necessary study agreement, discussions regarding other potential issues related to the computational load bank, or the preliminary investigation by the OE will have a material adverse effect on the Company’s reported financial position or results of operations, although the Company cannot predict with certainty the final outcome of these proceedings.

Mark Grams v. Treis Blockchain, LLC, Chain Enterprises, LLC, Cevon Technologies, LLC, Stronghold Digital Mining, LLC, David Pence, Michael Bolick, Senter Smith, Brian Lambretti and John Chain

On May 4, 2023, Stronghold Digital Mining, LLC, a subsidiary of the Company (“Stronghold”), was named as one of several defendants in a complaint filed in the United States District Court for the Middle District of Alabama Eastern Division (the “Grams Complaint”). The Grams Complaint alleges that certain Bitcoin miners the Company purchased from Treis Blockchain, LLC (“Treis”) in December 2021 contained firmware that is alleged to have constituted “trade secrets” owned by Grams. Principally, the Grams Complaint included allegations of misappropriation of these alleged trade secrets.

The Company believes that the allegations against it and its subsidiaries in the Grams Complaint are without merit and intends to vigorously defend the suit. To that end, the Company has entered into a joint defense agreement with Treis and the other named defendants. The Company has also entered into a tolling agreement with Treis. The Company filed a motion to dismiss the case for lack of personal jurisdiction on June 23, 2023. On October 6, 2023, Grams filed an Amended Complaint, to which the Company filed a renewed Motion to Dismiss for Lack of Personal Jurisdiction, or in the Alternative to Transfer the Case to the District of South Carolina, in addition to a renewed Motion to Dismiss several causes of action alleged in the Amended Complaint. On December 8, 2023, the Company filed its reply to Plaintiff’s response to Motion to Transfer or Alternatively to Dismiss Pursuant to Rule 12(b)(2). The Company does not believe the Grams Complaint will have a material adverse effect on the Company’s reported financial position or results of operations.

Commonwealth of Pennsylvania Department of Environmental Protection

On November 9, 2023, the Company entered into a Consent Order and Agreement (“COA”) with the Commonwealth of Pennsylvania, Department of Environmental Protection (“DEP”). Pursuant to the COA, the DEP found that a July 5, 2022 inspection of the Company’s Scrubgrass Plant observed  that coal ash at the Scrubgrass Plant exceeded the capacity of the permitted ash conditioning area as approved by the DEP on September 12, 2007. The COA found that the Scrubgrass Plant’s storage of excess waste coal ash violated certain provisions of the Solid Waste Management Act and Pennsylvania Code, among other items. Pursuant to the COA, Scrubgrass must pay a civil penalty in the amount of $28,800, in two equal installments within ninety (90) days of entry into the COA. The Company made the first payment to the DEP on November 10, 2023. The terms of the COA also require the Company to remove (i) a minimum of 80,000 tons of excess waste coal ash by November 9, 2024, (ii) 160,000 aggregate tons of excess waste coal ash by November 9, 2025, (iii) 220,000 aggregate tons of excess waste coal ash by November 9, 2026 and (iv) all remaining excess waste coal ash by November 9, 2027, such that the ash conditioning area is consistent with the specifications accepted by the DEP on September 7, 2007. Beginning on January 24, 2024, the Company is to provide quarterly progress reports to the DEP. In connection with the COA, the Company has had preliminary discussions with the Pennsylvania Public Utilities Commission (“PUC”) and the DEP regarding potential resettlement or forfeiture of Pennsylvania Tier II Alternative Energy Credits during any period of non-compliance, expected to be limited to July 5-22, 2022.  On December 15, 2023, the Scrubgrass Creek Watershed Association filed a Notice of Appeal to the Environmental Hearing Board regarding the COA (the “COA Appeal”). The Company does not believe the COA, COA Appeal or discussions with the PUC will have a material adverse effect on the Company’s reported financial position or results of operations.